Exhibit 10.1
LINN ENERGY, LLC
LONG-TERM INCENTIVE PLAN
FORM OF
PHANTOM UNIT GRANT AGREEMENT
FOR INDEPENDENT DIRECTORS
     This Phantom Unit grant agreement (“Grant Agreement”) is made and entered into effective as of                      (the “Grant Date”) by and between LINN ENERGY, LLC, a Delaware limited liability company (together with its subsidiaries, the “Company”), and                      (“Participant”).
          WHEREAS, the Company considers it to be in its best interest that Participant be given a proprietary interest in the Company and an added incentive to advance the interests of the Company; and
          WHEREAS, the Company desires to accomplish such objectives by granting Participant Phantom Units pursuant to the Linn Energy, LLC Long-Term Incentive Plan, which is attached hereto as Appendix A and incorporated by reference herein (the “Plan”);
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:
          1. Grant of Phantom Units. The Company hereby grants to Participant _________Phantom Units, under and subject to the terms and conditions of this Grant Agreement and the Plan. This grant of Phantom Units also includes a tandem grant of DERs with respect to each Phantom Unit.
          2. Vesting and Restricted Period. Except as otherwise provided herein, the Restricted Period with respect to all of the Phantom Units granted under this Grant Agreement shall be one year from the Grant Date. Subject to the provisions of Paragraph 4, upon the termination of the Restricted Period with respect to a Phantom Unit, provided that the Participant continues to serve on the Company’s Board on such date or has stood for re-election and not been re-elected by such date, such Phantom Unit shall vest in full but shall remain subject to the deferral provisions of Paragraph 6 below. Notwithstanding the foregoing, in the event that, at any time after the Grant Date and regardless of whether the Restricted Period has terminated, the Participant’s service on the Board is terminated for Cause (as defined herein and as determined by the Committee, in its sole discretion or, if the Participant is a member of the Committee, the members of the Committee other than the Participant, in their sole discretion), the Participant shall forfeit to the Company all Phantom Units granted pursuant to this Grant Agreement without payment of any consideration therefor by the Company and Participant hereby agrees to undertake any action and execute any document, instrument or papers reasonably requested by the Company to effect such forfeiture. “Cause” shall mean (a) Participant’s conviction of, or plea of guilty or nolo contendere to, any felony, any crime or offense causing substantial harm to the Company (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) Participant’s repeated intoxication by alcohol or drugs during the performance of his or her duties; (c) malfeasance or other willful misconduct in the conduct of Participant’s duties, including, but not limited to, (i) willful and intentional misuse or diversion of any Company funds, (ii) embezzlement or (iii) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company; (d) Participant’s material failure to perform the duties of Participant on the Board or any Committees thereof; or (e) a material breach by Participant of the written policies of the Company concerning employee discrimination or harassment. Notwithstanding any provisions of the Plan to the contrary, the Restricted Period shall not terminate upon a Change of Control and shall continue to apply for the remainder of its stated duration as provided above.
     3. General Restrictions. The Phantom Units shall not be assignable or transferable except as expressly provided in the Plan or by the Committee in its sole discretion. Notwithstanding any permitted assignment of the Phantom Units, such assignment shall not result in a change to the deferral arrangement regarding the Phantom Units pursuant to Paragraph 6.
     4. Death or Disability. In the case of termination of Participant’s service on the Board due to death or Vesting Disability (as defined herein), all Restricted Periods established hereunder shall automatically and immediately terminate and all outstanding Phantom Units granted hereby shall automatically and immediately vest in full. “Vesting Disability” shall mean the determination by a physician selected by the Company that Participant has been unable to perform substantially Participant’s usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.
     5. Termination by Participant. In the case of termination by Participant of Participant’s service on the Board other than due to Participant’s death or Vesting Disability, all outstanding Phantom Units granted hereby which have not vested pursuant to any provision of this Grant Agreement shall be automatically and immediately forfeited, and Participant hereby agrees to undertake any action and execute any document, instrument or papers reasonably requested by the Company to effect such forfeiture of Phantom Units resulting from any such termination.
     6. Deferral of Phantom Units. With respect to any Phantom Units that have become vested pursuant to the preceding provisions of this Grant Agreement, notwithstanding any provision of the Plan to the contrary, the Participant and the Company hereby agree that the payment in respect of such Phantom Units (other than DER payments, as described below), which shall take the form of the issuance by the Company of unrestricted Units to the Participant, shall be deferred until the earliest of the Participant’s death, Separation From Service (as defined herein), Disability (as defined herein) or Unforeseeable Emergency (as defined herein). For purposes of this Grant Agreement, “Separation From Service” and “Unforeseeable Emergency” shall have the respective meanings assigned to such terms under Section 409A of the Code and the regulations or other applicable authoritative guidance issued thereunder. Further, for purposes of this Grant Agreement, “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Upon occurrence of the earliest of such events, provided the Phantom Units have vested pursuant to the preceding provisions of this Grant Agreement, the Company will issue one unrestricted Unit in respect of each Phantom Unit granted hereunder to the Participant (or, in the event of his death, his beneficiaries or estate, as applicable). Issuance of unrestricted Units in the event of the Participant’s Unforeseeable Emergency shall be made at the written request of the Participant, provided that the Committee (or, if the Participant is a member of the Committee, the members of the Committee other than the Participant) determines that the Participant has provided satisfactory information which establishes the existence of such Unforeseeable Emergency, as determined by the Committee (or such members of the Committee, as applicable), in its (or their, as applicable) sole discretion.
     7. Payment of DERs. As soon as administratively practicable following the payment of any cash distribution upon Units of the Company, with respect to each Phantom Unit granted hereunder, the Company will pay the Participant an amount in cash equal to the amount of such cash distribution made by the Company with respect to one Unit; provided that any such payment in respect of the Participant’s DERs shall be made no later than the end of the calendar year in which the applicable distribution is paid to the Unitholders of the Company or, if later, by the 1st day of the third calendar month following the date of such distribution, or by such other date as shall be required under the final regulations under Section 409A of the Code or other authoritative guidance issued thereunder.
     8. Plan Controlling Document. Unless otherwise defined herein, capitalized terms shall have the meaning given such terms in the Plan. Participant agrees that the Plan is the controlling instrument and that to the extent there is any unintended conflict between the terms of the Plan and this Grant Agreement, the Plan shall control and be the governing document.
     9. Limited Liability Company Agreement. Upon any issuance to Participant of Units hereunder, Participant agrees to be bound by all applicable provisions of the Company’s limited liability company agreement, as it may be amended from time to time.
     10. Taxes. The Company and any affiliate thereof are authorized to withhold from any payment relating to the Phantom Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Phantom Units granted hereby, and to take such other action as the Committee may deem advisable to enable the Company, any affiliate, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Phantom Units granted hereby. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. In the event that any provision of this Grant Agreement would cause any compensation to the Participant to become subject to the tax under Section 409A of the Code, as determined in the reasonable judgment of the Committee, the Participant and the Company shall amend this Grant Agreement in a mutually agreeable manner intended to avoid the application of such tax, to the extent possible and without additional economic effect to the Company.
          11. Issuance of Units. The Company shall not be obligated to issue any Phantom Units at any time when the Phantom Units have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance of such Phantom Units.
          12. Notices. Any notices given in connection with this Grant Agreement shall, if issued to Participant, be delivered to Participant’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.
          13. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Phantom Units or other property to Participant, or to Participant’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Participant or Participant’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
          14. Successors. This Grant Agreement shall be binding upon Participant, Participant’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
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     IN WITNESS WHEREOF, the parties hereto have executed this Grant Agreement to be effective as of the day and year first above written.

LINN ENERGY, LLC

By:

Name:	Michael C. Linn
Title:	Chairman, President and CEO

PARTICIPANT: